UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2012

EURAMERICA HOLDINGS CORP.
 (Exact name of registrant as specified in its charter)

Delaware	000-54120	To Be Applied For
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28730 Altessa Way Bonita Springs, Florida	34135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 777-1288

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 21, 2012, the Registrant entered into an Agreement with Robert Lucas, which outlines certain terms by which Mr. Lucas will invest funds into the Registrant, be appointed an executive officer of the Registrant and perform other duties. The Agreement is further described in Item 5.02 below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) Appointment of Executive Officer

Effective April 5, 2012, the Registrant appointed Robert R. Lucas as its chief executive officer.

Robert Lucas is an entrepreneur with 30 years of start-to-finish experience in a variety of diverse ventures, including automotive brokerage, retail product development, motivational sales, real estate development, options trading, and financial management. Since April of 2011, Mr. Lucas has served as a director and president for Wildgame Entertainment LLC, a private company seeking to develop an Internet based hunting videogame. From 1984 to 1988, Mr. Lucas served as Humor Products Editor and Creative Writer for Hallmark Cards.  From 2000 to 2005, Mr. Lucas co-owned a Florida based hedge fund. In 2005 Lucas sold his share of the management company he had co-founded and after a few years off, started building his own investment management firm, Moxy Trading LLC, in 2009.  Moxy Trading works with an array of money management and investment professionals to explore a variety of different investment opportunities for his private client list.  Moxy Trading helps raise money for startup ventures as well as helping to direct clients, and funds, to existing companies growing their business.  Over the last two years he has helped seed 4 different startups and raised capital for a merger in oil drilling.

Mr. Lucas is not related to any officer, director or affiliate of the Registrant.  Further, he is not a party to any pending legal proceeding, nor been convicted in, or subject to, any criminal proceeding. After four years of battling losses from his South Florida real estate development activities, Mr. Lucas declared voluntary chapter 11 bankruptcy, which was fully discharged in February of 2010.

Prior to the appointment of Mr. Lucas as chief executive officer and a director, the Registrant and Mr. Lucas entered into an Agreement, attached hereto as Exhibit 10.1, which outlined certain terms by which Mr. Lucas would be appointed as an executive officer and also provide interim funding to the Registrant. Material terms of the Agreement are as follows:

•	Lucas has agreed to invest $50,000 in the Registrant for the purchase of 5,000,000 shares of common stock at $0.01 per share on or before June 10, 2012;
•	Lucas has agreed to assist the Registrant in raising an additional $250,000 through the sale of 1,000,000 shares of common stock at $0.25 per share on or before June 10, 2012;
•
If Lucas is successful in raising the funds set forth above, Mr. Antonio Beccari, current majority shareholder and president of the Registrant, has agreed to assign Lucas, or his assignees, 5,373,386 shares of common stock owned by Mr. Beccari;

•	Mr. Lucas has agreed to lock up the shares purchased from the Registrant for eighteen months and the shares received from Mr. Beccari for a period of three years; and
•	Mr. Lucas has agreed to provide an executive office to the Registrant and administrative services at a cost of $24,000 per year.

The above description of the Agreement is qualified in its entirety by the actual terms of the Agreement set forth in Exhibit 10.1 attached hereto.
(d) Appointment of Director

Concurrent with his appointment as the Registrant’s chief executive officer, Mr. Lucas was also appointed as a director of the Registrant to serve until the Registrant’s next annual meeting of shareholders.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Agreement between the Registrant and Robert Lucas dated March 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Euramerica Holdings Corp.

By: /s/ Antonio Beccari
      Antonio Beccari, President

Date: April 13, 2012